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                                                                    EXHIBIT 99.5





                                    FORM OF





                      PREFERRED PROVIDER SERVICES AGREEMENT





                                     BETWEEN





                               GLOBEX ENERGY, INC.





                                       AND





                         WILLIAMS INTERNATIONAL COMPANY







                         DATED AS OF _____________, 2001





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                      PREFERRED PROVIDER SERVICES AGREEMENT

         THIS PREFERRED PROVIDER SERVICES AGREEMENT ("Agreement") is entered into this ____ day of ________, 2001 ("Effective Date"), between Globex Energy, Inc., a Cayman Islands corporation and formerly known as Apco Argentina Inc. ("the Company"), and Williams International Company, a Delaware corporation ("Williams"), hereinafter referred to as the "Parties."

                                   WITNESSETH

         Whereas, pursuant to the Agreement and Plan of Merger, dated as of ______, 2001 (the "Merger Agreement"), by and among the Company, A-CO Delaware, Inc., a Delaware corporation and formerly a direct wholly-owned subsidiary of the Company, and Globex Energy, Inc., a Delaware corporation ("G-CO"), A-CO merged, on the date hereof, with and into G-CO (the "Merger"), with G-CO as the surviving corporation in the Merger and the Company changed its name from APCO Argentina Inc. to Globex Energy, Inc. and G-CO changed its name to ________.

         Whereas, the Company and/or its affiliates or subsidiaries, are investors in, and, in some cases operators of, certain international oil and gas properties and interests (the "Existing Properties").

         Whereas, the Company and/or its affiliates or subsidiaries, intend to own, invest in, develop and, in some cases, operate additional oil and gas properties and interests ("Future Properties").

         Whereas, the Company recognizes that Williams possesses the technical experience and knowledge to perform the services and specifically desires that Williams be the preferred services provider for mid- or downstream services for a minimum of two (2) Projects (as hereinafter defined) of any kind relating to Future Properties or Existing Properties where mid- or downstream services are not subject to contracts and/or arrangements to provide such services with third parties in existence on the date hereof, subject to the terms of this Agreement and any applicable Definitive Agreements (as hereinafter defined).

         Whereas, Williams, or an affiliate designated by Williams, possessing the technical experience and knowledge to perform the services, is willing to perform such services for Company upon the terms, agreements, conditions and covenants hereinafter set forth;

         Now, Therefore, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree as follows:



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         1. TERM:

                  (a) Unless otherwise extended by mutual consent of the Parties, the term of this Agreement shall extend from the Effective Date until the earliest to occur of the following events, (i) upon mutual written consent of the Parties to terminate, (ii) Williams participation as a Service provider for a minimum of two (2) mid- or downstream oil and gas Projects returning to Williams its cost plus a reasonable rate of return, (iii) at such time as Williams or any affiliate of Williams ceases to own or control more than twenty percent (20%) of the outstanding voting capital shares of the Company or (iv) ten (10) years from the date of execution of this Agreement. For purposes of this Agreement, a reasonable rate of return, shall be subject to the last sentence of this Section 1(a), an annualized 17% de-levered, discounted cash flow rate of return, after all applicable taxes including income taxes (whether paid or accrued). Cost shall include all direct and indirect costs attributable to the provision of capital, product or service, including all accounting, payroll and bookkeeping costs incurred in providing such Services or under this Agreement, including reasonable allocations of Williams and its parent company's administrative costs. Direct costs may either be costs that are directly attributable to the provision of the product or Service or, in the case of costs that may reasonably apply across multiple products or Services, an allocation of those common costs. For purposes of this Agreement, "de-levered, discounted cash flow rate of return" shall be determined by taking all annual Project after tax cash flows, including the initial investment, which will be placed in year zero with a negative sign, without regard to debt, and discounting them to yield a Net Present Value (NPV) equal to zero. The discount percentage rate necessary to arrive at an NPV of zero utilizing the described cash flow streams is the de-levered, discounted cash flow rate. For purposes of Clause (ii) of Section 1(a), if Williams is awarded and contracts to provide services for a Project, it shall be deemed to have received its cost plus a reasonable rate of return on that Project.

                  (b) Termination of this Agreement shall not terminate the obligations of either Party to the other (i) for charges and reimbursements due the other for the performance of Services under any definitive agreement(s) entered into pursuant to this Agreement, (ii) with respect to the protection of either Party's confidential or proprietary information, prepared or supplied by it to the other, or
         (iii) any indemnity obligations for the benefit of the other Party provided for herein, all of which obligations shall survive termination hereof.

         2. SERVICES:

                  (a) The services that may be provided by Williams to the Projects are the design, engineering, procurement, construction, training, operation and maintenance, and provision or arrangement for provision of capital or financing for any new, reconstructed or upgraded surface facilities and installations, including but not limited to: storage, treatment, separation, dehydration, pump stations, flow lines, oil and/or gas pipelines to and from any properties to product delivery points, water injection plants, product gathering and water distribution systems, gas compressors, gas metering stations, gas



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         pipelines, and all other mid- or downstream oil and gas facilities (the
         "Services") from and after the Effective Date on the terms and conditions generally set forth in this Agreement and to be embodied in definitive agreements to be entered into on a project by project basis.

                  (b) Subject to any limitations set forth in this Agreement, Services shall be those described in Section 2(a) and such other services, (i) as may be agreed upon from time to time by the Company and Williams, or (ii) which are or may be considered to be mid-or downstream oil and gas services.

         3. PREFERRED PROVIDER:

                  (a) Provided that (i) Williams' bid is materially competitive
         (ii) Williams exclusive right, subject to the other terms of this Agreement, to provide Services hereunder does not inhibit the Company from obtaining concession rights, entering into joint operating agreements for concession rights or entering into farm-in agreements, in each case, on Future or Existing Properties, (iii) the Company (including its officers and directors) is not breaching any applicable laws, regulations, orders, contractual provisions or fiduciary duties, and (iv) Williams offers such Services at competitive prices, quality equal to or better than competitive products and Services and upon commercially reasonable terms and conditions, the Company shall use commercially reasonable best efforts under the circumstances existing at the time to provide or cause to be provided to Williams, or an affiliate designated by Williams, the exclusive right to provide itself or through subcontractors, the Services for Future Properties and Existing Properties which are not subject to contracts and/or arrangements to provide such services with third parties in existence on the date hereof as provided for herein, on a project by project basis (the "Project"). Williams acknowledges that compliance with the preceding sentence may require that the Operator (as hereinafter defined) (whether or not the Company is the Operator) to solicit competitive bids for the Services. Williams will use its commercially reasonable best efforts to ensure that all Services contemplated under this Agreement are designed, engineered, constructed, financed and operated in as efficient and prudent a manner practicable under the circumstances.

                  (b) The Company and its subsidiaries or affiliates intend to explore for oil and gas on Existing and Future Properties. It is expected that as discoveries are made or development opportunities are identified, construction of mid- and downstream facilities and other Services will be required. In order to facilitate the timely provision of Services, many of which require sufficient lead-time to determine the scope of Services that may be required for a Project, the Parties agree that it will be necessary to timely communicate and to cooperate in determining the needs of the Company. To effectuate the intent of this Agreement and to facilitate provision of the most efficient and prudent Services, the Parties agree to use commercially reasonable best efforts to work together to accomplish the intent of this Agreement.

                  (c) The Company agrees to notify Williams, as soon as reasonably practicable, after it learns any Services may be required or after the Company is



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         contacted by any third party service provider to provide such Services so as to allow Williams the necessary time to properly evaluate and recommend needed Services for Future Properties or Existing Properties not subject to contracts and/or arrangements to provide the Services with third parties in existence on the date hereof. Such notification shall include all available information that the Company may legally disclose (or if restricted by any confidentiality provision/agreement any information it may disclose if Williams agrees to maintain confidentiality), relating to the Project for which the Services are required, as to allow Williams to advise of the Services that it recommends and to allow Williams to evaluate Project requirements in order to prepare a scope of Services and estimate of expected Project costs. Williams shall have the right as soon as practicable after receipt of such notice to arrange to discuss with the Company's and where possible the representatives of the Operator for the Project (the "Operator") the Company's or Operator's requirements and needs with respect to Services and within a reasonable time thereafter, to prepare a scope of Services and estimate of expected Project costs. The Company agrees, subject to Section 3(a), at all times to use its commercially reasonable best efforts pursuant to the terms of this Agreement to (i) use and/or encourage the Operator and non-operators to use Williams as the provider of Services, (ii) if it has voting rights to vote its interest(s) in favor of using Williams as the provider of Services, and
         (iii) exercise any rights it may have to allow Williams to provide the Services.

                  (d) If Williams elects not to provide all or any part of the Services Company and/or Operator, as the case may be, shall be free to obtain the Services from third party providers; provided Williams shall have the following rights if the scope of Services to be provided by the third party differs materially from the scope of Services originally proposed and/or evaluated by Williams. If any estimate is obtained for Services which differs materially from the scope of Services originally proposed and/or evaluated by Williams, Williams shall be notified of and provided copies of the same and the Company shall use its commercially reasonable best efforts, subject to Section 3(a), to offer, where the Company has such right, to Williams the right to provide the new scope of Services on the terms proposed by any such third party; or, if Company does not have such right, to use its commercially reasonable best efforts, subject to Section 3(a), to allow Williams to bid on the new scope of Services. For purposes of this Agreement "differs materially" shall mean a difference with respect to the scope of Services such as will result in the Project being considered different enough that an estimate thereof of such costs could reasonably be expected to differ by more then fifteen percent (15%) due to change in size, specification or scope from that which Williams may have bid.

         4. DEFINITIVE AGREEMENTS: Once it is agreed that Williams will provide Services for a Project, Williams and the Operator shall negotiate and enter into definitive operating, technical services, design, engineering, procurement, construction, construction management services, ship or pay and/or similar agreements ("Definitive Agreements"), as appropriate for the Project, setting forth in detail the terms and conditions hereof, as well as any other terms and conditions, reasonable and customary for similar agreements entered into for the provision of similar Services and loan or other financing agreements if Williams provides capital for financing, or arranges financing for any facilities or capital improvements required for a Project. Subject to



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negotiation by Williams and the Operator, such Definitive Agreements may provide for, among other things, the following:

                  (a) A provision that Williams is engaged in an independent business and agrees to furnish the personnel necessary to perform the Services as an independent contractor with, except as otherwise provided for in a Definitive Agreement entered into pursuant to this Agreement, full responsibility for the control and direction of its employees and subcontractors. Williams, in its performance under any Definitive Agreement will retain the right to exercise full control and supervision over the accomplishment of the objectives set forth therein. Williams shall provide and make available personnel to perform the Services requested by the Operator. Williams shall be solely responsible for assuring that personnel provided by Williams are qualified and properly trained and provided with equipment necessary to perform the tasks required by the Operator in providing the Services. Williams will be obligated to furnish the Services in a timely manner. Williams shall be required to work only such hours or days of the week as may be provided for in the Definitive Agreement entered into by the parties for the Services. Williams shall not be an agent, employee or servant for and may not bind the Operator.

                  (b) A provision that the Definitive Agreement is not intended to and shall not create a partnership, joint venture or agency of any kind or type and that Williams is free to contract for similar Services to be performed for itself and/or third parties during the term of the Definitive Agreement.

                  (c) A provision that Williams will accept full and exclusive liability for the payment of its employees' compensation and benefits including any and all contributions or taxes for unemployment insurance, old age retirement benefits, pensions or annuities now or hereafter imposed by or under the laws of the United States or laws of jurisdictions in which such Definitive Agreement is to be governed and which are measured by the wages, salaries or other remuneration paid to the persons employed for Services performed under the terms of the Definitive Agreement.

                  (d) A provision that the Operator warrants that it will comply with all applicable laws of the United States or laws of the jurisdictions applicable to the Company in which the Definitive Agreement is governed as an employer regarding compensation, hours of work or other conditions of employment, including those applicable to minimum wage and overtime wages as to employees it employs on any Project.

                  (e) A provision that neither Williams nor its employees or its subcontractors' employees shall be entitled to participate in or receive benefits under any Operator programs maintained for the Operator's employees, including, without limitation, life, medical and disability benefits, pension, profit sharing, retirement or other benefits plans or other fringe benefits.

                  (f) A provision that the Operator may, upon verbal notice to Williams (with written notification to follow), request from time to time that Williams remove any or all



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         of its employees or its subcontractors employees from any Project. If the Operator requests that Williams replace such individual(s), Williams shall promptly replace the individual(s) and the Operator shall have the right to approve on a reasonable basis any replacement.

                  (g) Provisions providing for mutually agreeable indemnity provisions based on what are reasonably and customarily included in similar agreements, such as:

                           (1) A provision that Williams shall defend, protect,
                  indemnify and hold harmless the Operator for all taxes, contributions, penalties, fees and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by the Operator because of Williams' failure to withhold federal, state, local and municipal income taxes, FICA taxes, or any other such taxes or governmental charges, federal, state, local and municipal which the Operator may be required to pay as a result of Williams' or its subcontractors' failure to withhold for its employees.

                           (2) Reciprocal provisions that each party shall
                  defend, protect, indemnify and hold harmless the other from and against any and all claims, demands, causes of action, liabilities, fines, penalties, injuries (including death) or expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) of any kind or whatsoever nature arising out of, resulting from, or relating to, all obligations and liabilities with respect to its or its subcontractors employees arising out of employment by it or its subcontractors of such employees during the period of such employment or which accrue under any employee plan or benefit arrangement or otherwise, including without limitation, all obligations for salaries, vacation, and holiday pay, severance payments, bonuses and other forms of compensation, benefits or other payments; and all costs and expenses with respect to any termination by a party of its or its subcontractors employees employed on the project.

                           (3) A provision that all obligations to defend,
                  protect, indemnify, and hold the Operator or Williams harmless shall extend to the Operator's or Williams' officers, directors, employees, agents, shareholders, affiliates, and the officers, directors and agents of any corporate shareholder of any affiliate of such party and shall continue for so long as any of the named indemnitees may be subjected to claims or suits calling for such obligations, notwithstanding the completion, acceptance, or payment for Services. Neither the Operator nor Williams shall be liable to the other or its employees, agents, officers, directors or shareholders in any event or for any reason for any special, indirect, incidental, consequential or similar damages or loss of profits arising out of or related to any Definitive Agreement.

                  (h) A provision that Williams will carry or cause to be carried and maintained in force throughout the term of any Definitive Agreement insurance coverage (including self-insurance) customarily provided for the scope of Services to be performed with



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         insurance companies reasonably acceptable to the Operator. Non-renewal or cancellation of any such policies, will be effective only after written notice is received by the Operator from the insurance company thirty (30) days in advance of any such non-renewal or cancellation. Williams, upon written request, will provide the Operator with copies of all insurance policies within ten (10) business days of receipt of such request. Williams will deliver the Operator certificates of insurance evidencing the existence of such insurance and all costs and deductible amounts will be for the sole account of Williams. Williams will not insure nor be responsible for any loss or damage, regardless of cause, to property of any kind, including loss of use thereof, owned, leased or borrowed by the Operator, or its employees, servants or agents, except for losses or damages resulting from Williams' gross negligence or reckless or willful misconduct.

                  (i) A mutually agreeable confidentiality provision to protect all proprietary or confidential information acquired, exchanged or developed by a party under any Definitive Agreement.

                  (j) Appropriate provisions providing neither party shall use any funds received under any Definitive Agreement for illegal or otherwise "improper" purposes, nor pay any commissions, fees or rebates to any employee of the other, nor favor any such employee with gifts or entertainment of significant cost or value and that both parties agree to comply in all respects with the United States Foreign Corrupt Practices Act of 1977 and any amendments thereto and/or similar applicable legislation.

                  (k) A provision that the parties will comply with all federal, state, local and municipal laws, regulations and ordinances applicable to them.

                  (l) A force majeure provision as is customarily included in agreements entered into for the provision of similar Services relating to excuse of performance (other than the obligation to make payments for Services rendered under a Definitive Agreement) resulting from causes beyond the reasonable control of the parties.

                  (m) An arbitration provision providing, among other things, that if the parties are unable to amicably resolve any dispute, difference, controversy or claim arising under or out of, in relation to or in any way connected with the Definitive Agreement, including without limitation, any dispute as to the construction, existence, validity, interpretation, enforceability, amendment or breach of the Definitive Agreement, within thirty (30) days from submission to a senior officer of each party, such matter shall be finally and exclusively referred to and settled by arbitration in accordance with the International Chamber of Commerce (the "ICC") Rules of Conciliation and Arbitration pursuant to the following:

                           (1) The appointing authority shall be the American
                  Arbitration Association ("AAA") office in New York City, New York; provided if the aforementioned AAA office refuses or fails to act as the appointing authority within sixty (60) days after being requested to do so, then the appointing authority shall be the International Chamber of Commerce.



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                           (2) Three (3) arbitrators shall hear the arbitration.
                  Each party shall select an arbitrator of its choice and they shall jointly select a third arbitrator to act as chairman.
                  All decisions and awards shall be (i) made by majority vote and reduced to writing, (ii) final and binding without the right to appeal, (iii) the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators, and (iv) made promptly in United States dollars free of any deduction or offset. Any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the person resisting such enforcement.

                           (3) Judgment upon the award may be entered in any
                  court having jurisdiction over the person or the assets of the person owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                           (4) Unless otherwise agreed in writing by the parties
                  to the arbitration proceedings:

                                    (i) Site of arbitration shall be New York
                           City, New York.

                                    (ii) The law of the place of arbitration
                           shall determine any procedural issues not determined under the arbitral rules selected pursuant to the Definitive Agreement.

                                    (iii) Consequential, punitive or other
                           similar damages shall not be allowed.

                  (n) A provision that all payments required under any Definitive Agreement will be made by check or electronic funds transfer, in United States dollars.

                  (o) Such representations and warranties customarily included in agreements entered into for the provision of similar Services.

         5. MID-STREAM AND DOWNSTREAM FACILITIES:

                  (a) In connection with one or more Projects, the Company may have the opportunity to invest in mid-and/or downstream facilities associated with the applicable Project (the "Project Facilities"). In the event the Board of Directors of the Company determines that the Company prefers to not invest in the Project Facilities for a particular Project, the Company shall, to the extent it may legally do so, offer Williams, or an affiliate designated by Williams, the opportunity to acquire the interest in the Project Facilities that the Company was otherwise entitled to acquire.

                  (b) In instances where the Company has invested its own capital in Project Facilities, and at a subsequent date, during the term of this agreement decides to sell its interest in such Project Facilities, it will notify Williams of its intent to sell such interest. In the event Williams notifies the Company that it is interested in purchasing the



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         Company's interest in the applicable Project Facilities, the Company will, acting in good faith, use its best efforts to negotiate a mutually satisfactory agreement of sale, subject to the approval of that agreement by the Company's Board of Directors and, if required, the other owners of the other interests in the applicable Project Facilities. If the Company and Williams are unable to negotiate a mutually agreeable sale agreement and the Company subsequently desires to sell such interests to a third party at a price less than that offered to Williams or on other terms more advantageous to the third party than offered to Williams, then prior to selling such interests to the third party the Company shall offer to sell such interests to Williams on the same terms (including price) as offered to such third party and Williams shall have thirty (30) days thereafter to accept such offer. If upon expiration of the thirty (30) day period Williams has not accepted the Company's offer, then the Company will be free for a period of ninety (90) days thereafter to enter into a contract to sell such interests to such third party provided that such sale is made on the same terms (including price) or on other terms (including price) more advantageous to the Company than offered to Williams during the thirty (30) day period.

         6. CONFIDENTIALITY:

                  (a) Any written information, drawings or data disclosed by any Party in accordance with this Agreement as well as all information becoming known to any Party concerning any Project or any other information affecting the business operations of a Party shall be deemed to be confidential and proprietary information, and shall be protected by such Party in the same manner and with the same degree of care as it treats its own confidential or proprietary information. Each Party agrees to and shall be fully responsible for all confidential or proprietary information in its possession and if no agreement to provide Services for a Project is agreed upon, shall promptly upon completion of its review of the Project return all such information and reproductions to the other Party.

                  (b) Such proprietary or confidential information shall not be disclosed, except to the extent required by law, to any third person or entity without the prior written consent of the disclosing Party. Except in the case of a disclosure required by law, prior to disclosure to any such third person or entity, such third person or entity must have agreed in writing to treat the information as confidential in the same manner as set forth in Section 6(a) herein.

                  (c) Confidential or proprietary information shall be treated in the manner specified in Section 6(a) until such time as: (i) such information is otherwise available in the public domain; (ii) such information shall be established to have been known by the other prior to receipt of such information or becomes known through a third party not subject to the non-disclosure requirements of this Agreement; or
         (iii) such information is required to be released by a valid law, regulation or court order, and sufficient notice is given to the disclosing Party of any such requirement or request to permit the disclosing Party to seek an appropriate protective order or exemption from such requirement or request.



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                  (d) Each Party shall ensure that the maintenance of
         confidentiality and restriction on use set forth in this Agreement are observed by its employees, agents, financial and other advisors and subcontractors, if any.

         7. NOTICES: All notices, requests, demands, instructions, waivers, consents and other communications required or permitted under this Agreement shall be in writing and shall be sent by personal delivery, courier, telex or facsimile (which in the case of a facsimile, shall be followed by the personal delivery or courier of the original thereof) to the following addressees:

Globex Energy, Inc.                          Williams International Company
[ADDRESS]                                    2200 One Williams Center

------------------------------               Tulsa, Oklahoma 74172
Attn:                                        Attn: Randy Barnard
Fax #:                                       Fax #:     918-573-2103
Phone #:                                     Phone #: 918-573-2398


         Any such notice shall be deemed given when so delivered personally, or if telegraphed, telexed or sent by facsimile transmission, when transmitted, or if mailed by courier, two (2) days after the date of deposit to such courier service.

         The addresses and telex and facsimile numbers for notices given pursuant to this Agreement may be changed by means of a written notice given to the other Party at least fifteen (15) business days prior to the effective date of such change.

         8. COMPLIANCE WITH LAW: The Parties agree to comply with all federal, state, local and municipal laws, regulations and ordinances applicable to them hereunder.

         9. WAIVER: For any waiver of any right, option or privilege to be binding, the same must be in writing and signed by the Party against whom such waiver is sought to be enforced. A waiver by a Party of any one or more defaults by the another Party hereunder shall not operate as a waiver of any future default or defaults, whether of a like or different character.

         10. ASSIGNMENT: No Party to this Agreement shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

         11. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon each of the Parties hereto as well as their successors and permitted assigns.

         12. NON-EXCLUSIVE AGREEMENT: Nothing herein contained shall be construed to prevent Williams from performing similar Services for itself or third parties during the term of this Agreement or the term of any Definitive Agreement. Except as may otherwise be provided for herein, if Williams is not the Service provider for a Project hereunder, nothing herein contained shall be construed to prevent the Company or any other entity that is the Operator from engaging other contractors or other persons during the term of this Agreement to perform such Services. Nothing herein contained shall be construed to prevent the Company or any other



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entity that is the Operator to have one or more employees whose duties include the evaluation of the Services.

         13. RELATIONSHIP OF THE PARTIES: No Party shall by virtue of this Agreement or any action with respect thereto be or be deemed to be an agent for, employee, employer, or partner of, or joint venture with, any other Party in any manner whatsoever except as otherwise specifically authorized in writing.

         14. HEADINGS: All headings used herein are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

         15. FURTHER ASSURANCES: The Parties shall take any actions and execute any other definitive agreements or documents that may be necessary or desirable to the implementation and consummation of this Agreement or that may be reasonably requested to effectuate the intent of this Agreement.

         16. SEVERABILITY: If any term or provision of this Agreement shall to any extent be invalid or unenforceable, said term or provision shall be severed and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided that the Parties shall negotiate in good faith an amendment to such invalid or unenforceable provision that fulfills the original intent of the Parties.

         17. AMENDMENTS: Any amendment to this Agreement shall be valid only if made in writing and duly executed by the Parties' authorized representatives.

         18. COUNTERPARTS: This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original.

         19. GOVERNING LAW: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without regard its choice of law rules.

         20. DISPUTE RESOLUTION:

                  (a) In the event of a dispute arising under this Agreement, the Parties agree to attempt to resolve the same and if unsuccessful to submit the same to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in New York City, New York. There shall be one arbitrator unless a Party demands a panel of three (3) arbitrators. The arbitrator(s) selected to act hereunder shall be qualified by education and training to pass upon the particular question in dispute and shall make a decision on the dispute within fifteen (15) days after being appointed, subject to any reasonable delay due to unforeseen circumstances. The arbitrator(s) shall determine the dispute and render a final determination in accordance with the substantive law of the State of New York, excluding the conflicts provisions of such law. The arbitrator(s) shall set forth the reasons for the determination in writing and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction.



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                  (b) The compensation and expenses of the arbitrator(s) shall be borne equally by the Parties. Each Party shall bear its own costs, expenses and attorneys' fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorneys' fees in connection with such court proceedings.

                  (c) The compensation and expenses of the arbitrator(s) shall be borne equally by the Parties. Each Party shall bear its own costs, expenses and attorneys' fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorneys' fees in connection with such court proceedings.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.



                                          WILLIAMS INTERNATIONAL COMPANY


                                          By:
                                             -----------------------------------


                                          Title:
                                                 -------------------------------


                                          GLOBEX ENERGY, INC.


                                          By:
                                             -----------------------------------


                                          Title:
                                                 -------------------------------




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